Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	INVESTOR RELATIONS	MEDIA RELATIONS
	Rachel Carroll VP Corporate Communications P: 212 920 3500 E: rcarroll@ener1.com	Jon Coifman Waggener Edstrom Worldwide P: 212 551 4815 E: jcoifman@waggeneredstrom.com

Ener1 Reports First Quarter 2009 Results

New York, NY (May 11, 2009) – Ener1, Inc. (NASDAQ: HEV), developer and manufacturer of advanced lithium-ion batteries to power the next generation of hybrid, plug-in hybrid and pure electric vehicles, today reported its first quarter 2009 financial results. The following highlights significant events that occurred since the end of the fourth quarter:

Business Update:

- Ener1 announced production readiness at its lithium-ion battery plant in Indianapolis on Friday, May 8. Senator Evan Bayh presided over the event that launched the first fully automated production line in the U.S. for volume production of both lithium-ion cells and battery packs.

- EnerDel announced the signing of a Letter of Intent with Fisker Automotive on Friday, May 8, with a view to signing a supply agreement in the next few months. Fisker Automotive is currently targeting production of 15,000 vehicles a year, and expects to launch its “Karma” line of automobiles in June, 2010.

- Customer interest in our lithium-ion batteries remains strong, despite distress in the automobile industry and current recessionary economic conditions.

Financial Highlights:

- Ener1 results include operations at Enertech International for the first quarter 2009.

- Revenues for first quarter 2009 were $8.2 million compared to $97 thousand in 2008. Gross margin was $1.4 million for the quarter.

- Despite a depreciated Korean won, Enertech was profitable in the first quarter of 2009 with net income of $141 thousand on sales of $7.9 million. EBITDA for Enertech was $1.3 million.

- Operating expenses were $12.0 million in 2009, compared to $5.8 million in 2008 as Enertech operations were included for a full quarter in 2009. Significant non cash operating items in the 2009 quarterly results of $3.1 million include $1.8 of depreciation and amortization and $1.3 million of stock-based compensation expense.

- Research and development expenses were $6.3 million in the first quarter of 2009.

- General and administrative expenses were $4.6 million in the first quarter of 2009.

- Net loss per share was $.06 in 2009 compared to $.15 in 2008.

- Weighted shares outstanding were 113.5 million in 2009 compared to 93.4 million in 2008.

- Shareholder’s equity is $85.8 million.

- Ener1 total assets are $133 million.

Investment:

- Capital expenditures were $5.8 million, which includes $3.1 million at Enertech-related to planned expansion of cell production capacity and $2.7 million for expenditures at EnerDel related to commitments in place at December 31, 2008.

Liquidity:

- Cash at March 31 was $6.5 million.

- Ener1 has a $30 million loan facility with Ener1 Group to finance operations during 2009. We have borrowed $10 million under the facility through May.

- Enertech has bank loan availability of which $3.5 million was available at quarter-end.

- Net loss after non-cash items was $7.4 million; cash used for working capital was $4.4 million.

“The first quarter was marked by continued execution against the strategic plan laid out in the fourth quarter earnings call,” commented Chairman and CEO, Charles Gassenheimer. “We have a clear focus for production, sales and marketing and plant expansion. We believe we have all the necessary ingredients to become the leading automotive grade lithium-ion battery company.”

Management will host a conference call this afternoon at 5:00 p.m. Eastern Daylight Time to discuss the first quarter results and the company’s financial position and discuss important company announcements. The accompanying management presentation will be webcast live with the audio call, and may be viewed on the Ener1 website at http://www.ener1.com. To participate in the audio call, please dial 888.713.4214 from within the United States, or 617.213.4866 from outside the United States. The participant pass code is 69589156.

-ends-

Certain statements made in this press release constitute forward-looking statements that are based on management’s expectations, estimates, projections and assumptions. Words such as “expects,” “anticipates,” “plans,” “believes,” “scheduled,” “estimates” and variations of these words and similar expressions are intended to identify forward-looking statements. Forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. These statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict. Therefore, actual future results and trends may differ materially from what is forecast in forward-looking statements due to a variety of factors. All forward-looking statements speak only as of the date of this press release and the company does not undertake any obligation to update or publicly release any revisions to forward-looking statements to reflect events, circumstances or changes in expectations after the date of this press release.

About Ener1, Inc.:

Ener1 develops and manufactures compact, high performance lithium-ion batteries to power the next generation of hybrid and electric vehicles. The publicly traded company (NASDAQ: HEV - News) is led by an experienced team of engineers and energy system experts at its EnerDel subsidiary located in Indiana. EnerDel has developed proprietary battery systems based on technology originally pioneered with the assistance of the Argonne National Lab.

Ener1 is seeking to become the first company to mass-produce a cost-competitive lithium-ion battery for hybrid and electric vehicles. Demand for battery solutions is being driven by a need to reduce dependence on oil as well as growing concern about vehicle emissions. In addition to the automobile market, applications for Ener1 lithium-ion battery technology include medical, military, aerospace, electric utility and other growing markets.

Major shareholders of Ener1 include Ener1 Group, Inc., a privately held, global investment and advisory firm, and ITOCHU Corporation, a Japanese trading company and distributor of manufacturing equipment essential to lithium-ion battery production. ITOCHU has annual revenue of approximately $90 billion and offices in more than 80 countries. Ener1 has also received funding from a growing number of institutional investors.

In addition to battery technology, Ener1 develops commercial fuel cell products through its EnerFuel subsidiary and nanotechnology-based materials and manufacturing processes for batteries and other applications through its NanoEner subsidiary.

ENER1, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, Dollars in thousands)

	March 31,	December 31,
	2009	2008
ASSETS

Current assets

Cash (restricted $2,233 and $2,976 )	$6,500	$14,205

Accounts receivable, net	6,572	7,006

Inventory, net	9,199	10,202

Prepaid expenses and other current assets	1,464	1,199

Total current assets	23,735	32,612

Property and equipment, net	43,767	39,513

Deferred financing costs, net	4,241	5,088

Intangible assets, net	14,587	15,246

Goodwill	46,032	48,674

Other assets	557	598

Total assets	$132,919	$141,731

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities

Accounts payable and accrued expenses	$12,138	$16,322

Income taxes payable	279	318

Short term borrowings	11,721	9,414

Capital lease obligations, current portion	2,045	2,003

Total current liabilities	26,183	28,057

Other long-term payables	1,159	1,093

Derivative liabilities	6,621	—

Long term borrowings	8,420	795

Deferred income tax liabilities	324	397

Capital lease obligations, less current portion	4,082	4,580

Convertible debentures and notes	352	396

Total liabilities	47,141	35,318

STOCKHOLDERS’ EQUITY	85,778	106,413

Total liabilities and stockholders’ equity	$132,919	$141,731

ENER1, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, In thousands except per share data)

	Three Months Ended March 31,
	2009	2008
Net sales	$8,192	$97

Cost of sales	6,803	—

Gross profit	1,389	97

Operating expenses

General and administrative	4,617	2,582

Research and development, net	6,262	3,065

Depreciation and amortization	1,108	107

Total operating expenses	11,987	5,754

Loss from operations	(10,598)	(5,657)

Other income (expense):

Interest expense	(1,317)	(11,625)

Gain on derivative liabilities	3,912	3,936

Other, net	771	198

Total other income (expense)	3,366	(7,491)

Loss before income taxes	(7,232)	(13,148)

Income tax expense	37	—

Net loss	(7,269)	(13,148)

Net loss attributable to noncontrolling interest	(39)	—

Net loss	(7308)	(13,148)

Preferred stock dividend attributable to noncontrolling interest	—	(580)

Net loss attributable to Ener1, Inc.	$(7,308)	$(13,728)

Net loss per share attributable to Ener1, Inc.: basic and diluted	$(0.06)	$(0.15)

Weighted average shares outstanding for Ener1, Inc.: basic and	113,470	93,369
diluted